For Immediate Release

Contact:	Craig Tooman
EVP, Finance and
Chief Financial Officer
908-541-8777

ENZON REPORTS 1ST QUARTER 2010 RESULTS

--Company is transformed to be exclusively focused on its pipeline--

BRIDGEWATER, NJ – May 10, 2010 – Enzon Pharmaceuticals, Inc. (Nasdaq: ENZN) today announced its financial results for the first quarter of 2010. During the quarter, the Company completed the sale of its specialty pharmaceutical business. This transaction has now transformed the Company, both financially and operationally, into a biopharmaceutical company dedicated to the discovery and development of oncology medicines.

For the first quarter of 2010, Enzon reported income from continuing operations of $20.8 million or $0.29 per diluted share, as compared to a loss of $11.4 million or $0.25 per diluted share for the first quarter of 2009. Included in the results of continuing operations for the first quarter of 2010, is revenue of $40.9 million from the sale of in-process research and development associated with next-generation Adagen® and Oncaspar® programs, which were sold as part of the specialty pharmaceutical business.

The remaining gain from the sale of the specialty pharmaceutical business, as well as the January results of operations from the business sold, are reported in discontinued operations. For the three months ended March 31, 2010, Enzon reported income and gain from discontinued operations of $179.1 million or $2.41 per diluted share. Enzon previously reported income of $17.6 million or $0.39 per diluted share from the specialty pharmaceutical business in the first quarter of 2009, which has been reclassified for comparative purposes to discontinued operations.

Recent Highlights

  The Company initiated enrollment in the Phase II PEG-SN38 study for patients with metastatic breast cancer.

  The Company initiated enrollment in the Phase I PEG-SN38 study for pediatric patients.

  Preclinical data was presented on Locked Nucleic Acid (LNA)-based mRNA antagonists and PEGylation programs at the 2010 American Association for Cancer Research (AACR) annual meeting in Washington, DC April 17-21, 2010.

  The sale of the specialty pharmaceutical business was completed in January 2010.

  The Company’s debt was reduced by $115.6 million to $134.5 million. This principal amount was converted into approximately 13.5 million shares of the

  Company’s common stock pursuant to an enhanced conversion rate triggered by thesale of the specialty pharmaceutical business.

  Since inception of its share repurchase plan, the Company has repurchased 1.3 million of its common shares outstanding through April 30, 2010 for $13.8 million.

Summary of Financial Results

Research and Development
The Company’s overall research and development expenses were $14.6 million for the three months ended March 31, 2010, as compared to $16.8 million for the three months ended March 31, 2009.

The total amount of expense related to Enzon’s pipeline programs was $11.5 million in the first quarter of 2010, compared to $11.1 million in the first quarter of 2009. The pipeline consists of the following programs: PEG-SN38, HIF-1 alpha antagonist, survivin antagonist, and an additional six mRNA antagonists utilizing the LNA technology.

During the three months ended March 31, 2010, Enzon initiated enrollment using its PEG-SN38 compound in a Phase II study for metastatic breast cancer and a Phase I study for pediatric cancer. The amount incurred on our PEG-SN38 program for the first quarter of 2010 was $4.2 million, as compared to $3.8 million in the three months ended March 31, 2009.

The cost associated with the preclinical and clinical activities for the mRNA antagonists using the LNA technology was $6.4 million in the first quarter of 2010, which included a $1.0 million milestone payment for the beta-catenin antagonist. In the three months ended March 31, 2009, Enzon incurred $6.2 million for the mRNA antagonist programs. The Company is currently conducting Phase I clinical trials for the HIF-1 alpha and survivin antagonists, as well as preclinical studies for the additional six mRNA antagonist-directed oncology targets which are known to play an important role in cancer cell growth. Data from three of our mRNA antagonist programs were presented at the April 2010 AACR meeting in Washington, DC.

The Company is also working on identifying additional compounds that may benefit from Enzon’s proprietary Customized Linker Technology™ which is associated with the PEGylation platform. This effort resulted in an investment of $0.9 million for the first quarter of 2010, compared to $1.1 million in the first quarter of 2009.

As a result of the sale of Enzon’s specialty pharmaceutical business in January 2010, the activities related to the specialty pharmaceutical products became the responsibility of the purchaser at the close of the transaction. Enzon continues to assist in the development of the next-generation Adagen and Oncaspar programs through a transition services arrangement. The total amount incurred during the first quarter of 2010 for the next-generation programs and other activities associated with the specialty pharmaceutical products was $3.1 million. The expenses Enzon incurs on these programs starting in February 2010 are reimbursed with a mark-up and reported as revenue. For the three months ended March 31, 2009, Enzon reported expenses of $5.7 million related to the specialty pharmaceutical products.

Revenues
Royalty Revenue
Revenues received from the Company’s royalty products for the three months ended March 31, 2010 were $12.9 million, as compared to $13.1 million for the three months ended March 31, 2009. Royalties on PEGINTRON, marketed by Merck & Co., Inc., continue to comprise the majority of the Company’s royalty revenue. The Company continues to evaluate the possible sale of its PEGINTRON royalty stream.

Sale of In-process Research and Development (IPR&D)
The Company recorded revenue of $40.9 million in the three-month period ended March 31, 2010 related to the sale of in-process research and development. This represents the improvements in the product process and pharmaceutical properties of two divested specialty products, Oncaspar and Adagen.

Contract Research and Development Revenue
As part of the specialty pharmaceutical sale, Enzon agreed to continue to assist in the development of the next-generation Adagen and Oncaspar programs on a contracted basis. The agreement provides for Enzon to be reimbursed at a cost plus an additional mark-up for all expenses incurred on the programs. During the first quarter of 2010, Enzon recognized $2.6 million in revenue associated with this activity.

Miscellaneous Revenue
In order to effectively transition the specialty pharmaceutical business, Enzon agreed to perform ongoing general, administrative, and selling services as needed by the purchaser on a contracted basis. The agreement provides for Enzon to be reimbursed at a cost plus an additional mark-up for all expenses incurred on the requested services. During the first quarter of 2010, Enzon recognized $1.8 million in revenue associated with this service.

General and Administrative
General and administrative expenses increased slightly to $9.8 million for the three months ended March 31, 2010, as compared to $9.5 million for the three months ended March 31, 2009. The increase is primarily due to the acceleration of stock expense associated with the recent sale of the specialty pharmaceutical business and resignation of Enzon’s former CEO. The acceleration of the stock compensation resulted in a noncash incremental $2.4 million expense in the first quarter of 2010. The Company continues to identify and implement efficiencies to reduce ongoing general and administrative expenses.

The Company also incurred $1.4 million of expenses for the period of February and March of 2010 related to the transition services provided to the purchaser of the specialty pharmaceutical business. The expenses were primarily related to the cost of employees assisting the purchaser with transition related issues in order to provide a seamless transfer of systems and information.

Restructuring Charge
During the first quarter of 2010, the Company’s headcount was reduced by the termination of those employees who were associated with the specialty pharmaceutical business, and a reduction of other general and administrative functions that were eliminated as a result of the determination of the Company’s ongoing needs. The Company recognized $9.9 million related to severance costs in the first quarter of 2010 and severance associated with the recent resignation of the Company’s former CEO. The Company expensed $3.8 million for severance payments and benefits that may be paid to Mr. Buchalter. In 2009, the Company reported $0.7 million in restructuring charges related to the reduction of headcount to enhance the efficiencies of the organization.

Cash and Investments
Total cash reserves, which include cash, cash equivalents, short-term investments, and marketable securities, were $497.5 million as of March 31, 2010, as compared to $199.7 million as of December 31, 2009. During the first quarter of 2010, the Company received approximately $300 million in cash from the sale of the specialty pharmaceutical business. Also during the first quarter of 2010, the Company purchased $5.8 million of its outstanding common stock. Since the inception of the share repurchase program in December 2009, the Company has purchased a total of $13.8 million of its outstanding common stock through April 30, 2010.

Discontinued Operations

Sale of Specialty Pharmaceutical Business
During the three months ended March 31, 2010, the Company completed the sale of the specialty pharmaceutical business. The specialty pharmaceutical business included the four marketed products, Oncaspar, Adagen, DepoCyt®, and Abelcet®, as well as the contract manufacturing business and facility in Indianapolis, Indiana. The gain of $175.4 million is a result of the cash received less the carrying value of the assets and liabilities associated with the business, IPR&D of $40.9 million associated with the next-generation Adagen and Oncaspar programs and associated transaction costs. In addition to the upfront cash payment, Enzon may be entitled to an additional amount of up to $27 million based on the achievement of success milestones. Furthermore, the Company may receive royalties of 5 to 10 percent on incremental net sales above the 2009 baseline amount through 2014 from the four marketed specialty pharmaceutical products sold.

Specialty Pharmaceutical Business Results
Prior to the completion of our sale of the specialty pharmaceutical business on January 29, 2010, the specialty pharmaceutical business generated an income of $3.7 million. This was a result of the revenue recognized on the four specialty pharmaceutical products and contract manufacturing, offset by associated expenses for the divested business.

Adjusted Financial Results
For the three months ended March 31, 2010, Enzon reported an adjusted loss from continuing operations of $10.3 million or $0.20 per diluted share, as compared to an adjusted loss from continuing operations of $15.2 million or $0.34 per diluted share for the three months ended March 31, 2009.

Reconciliation of GAAP income (loss) from continuing operations to adjusted loss from continuing operations

The following table reconciles the Company’s income (loss) and income (loss) per diluted share from continuing operations as determined in accordance with U.S. generally accepted accounting principles (GAAP) to its adjusted loss and loss per diluted share from continuing operations for the three months ended March 31, 2010 and 2009:

	Three Months Ended 3/31/10		Three Months Ended 3/31/09
	(In thousands, except		(In thousands, except
	per-share data)		per-share data)
		Per diluted		Per diluted
	Income (loss)	share(4)	Loss	share

GAAP income (loss) from
continuing operations	$20,754	$0.29	($11,416)	($0.25)
Sale of in-process research and
development associated with
the specialty pharmaceutical
business(1)	(40,900)	-	-	-
Restructuring charge(2)	9,889	-	693	-
Net realized gain related to the
repurchase of debt (3)	-	-	(4,501)	-

Adjusted loss from continuing
operations (5)	($10,257)	($0. 20)	($15,224)	( $0.34)

(1)	Adjusted financial results exclude the sale of in-process research and development associated with the sale of the Company’s specialty pharmaceutical business.

(2)

Adjusted financial results exclude restructuring charges for the severance associated with: the termination of employees associated with the Company’s specialty pharmaceutical business and other general and administrative functions that were eliminated, and expenses for severance that may be paid to the former CEO.

(3)

Adjusted financial results exclude gains related to the 2009 repurchase of the Company’s 4.0 percent notes at a discount to par (plus accrued interest), offset by a write-off of related deferred debt offering costs.

(4)

The diluted earnings per share computations involve inclusion of dilutive shares in the denominator and other adjustments to reflect an assumed conversion of notes payable. Such factors are not included in the computation of diluted loss per share. A per- share computation of the individual reconciling items in this display is not meaningful as a result of the two different bases of computation of the other elements.

(5)

Adjusted loss and adjusted loss per diluted share from continuing operations, as the Company defines them, may differ from similarly named measures used by other entities and consequently, could be misleading unless all entities calculated and defined such items in the same manner. The Company believes that investors’ understanding of its performance is enhanced by disclosing adjusted net loss and adjusted net loss per diluted share reflecting adjustments for certain items that the Company deems to be non-recurring.

Conference Call and Webcast
Enzon will be hosting a conference call May 10, 2010 at 5:00 p.m. ET. All interested parties may access the call by using the following information:

Domestic Dial-In Number:	(877) 561-2748
International Dial-In Number:	(720) 545-0044
Access Code:	Enzon

The call will also be available live audio webcast at http://investor.enzon.com/eventdetail.cfm?eventid=81017. Listeners should go to the website at least fifteen minutes before this event to download and install any necessary audio software. For those unable to attend the live audio webcast, a replay will be available beginning approximately one hour after the event. Additionally, a telephonic rebroadcast will also be available following the call. The rebroadcast will begin on Tuesday, May, 11, 2010 at approximately 8:00 am Eastern Time (ET) and end on Monday, May 17, 2010 at approximately 12:00 pm Eastern Time (ET). It may be accessed using the following information:

Domestic Dial-In Number:	(800) 642-1687
International Dial-In Number:	(706) 645-9291
Conference I.D.:	72973072

About Enzon
Enzon Pharmaceuticals, Inc. is a biopharmaceutical company dedicated to the discovery and development of innovative medicines for patients with cancer. Enzon’s drug development programs utilize several cutting-edge approaches, including its industry-leading PEGylation technology platform, Customized Linker technology™ and mRNA antagonists using the Locked Nucleic Acid™ (LNA) technology. Enzon receives a royalty revenue stream from licensing partnerships for other products developed using the proprietary PEGylation technology. Further information about Enzon and this press release can be found on the Company’s web site at www.enzon.com.

Forward Looking Statements

There are forward-looking statements contained herein, which can be identified by the use of forward-looking terminology such as the words “believes,” “expects,” “may,” “will,” “should,” “potential,” “anticipates,” “plans,” or “intends” and similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, events or developments to be materially different from the future results, events or developments indicated in such forward-looking statements. Such factors include, but are not limited to the timing, success and cost of clinical studies for Enzon’s product candidates; the ability to obtain regulatory approval of product candidates, Enzon’s ability to obtain the funding necessary to develop its product candidates, market acceptance of, and demand for, Enzon’s products and the impact of competitive products, pricing and technology. A more detailed discussion of these and other factors that could affect results is contained in our filings with the U.S. Securities and Exchange Commission, including our annual report on Form 10-K for the year ended December 31, 2009. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. No assurance can be given that the future results covered by the forward-looking statements will be achieved. All information in this press release is as of the date of this press release and Enzon does not intend to update this information.

Enzon Pharmaceuticals, Inc. and Subsidiaries
Consolidated Statements of Operations
Three Months ended March 31, 2010 and 2009
(In thousands, except per-share amounts)
(Unaudited)

	Three months ended March 31,
	2010	2009

Revenues:
Royalties	$12,901	$13,071
Sale of in-process research and development	40,900	-
Contract research and development	2,609	-
Miscellaneous revenue	1,750	-
Total revenues	58,160	13,071

Expenses:
Research and development	11,515	11,089
Research and development – specialty and contracted services	3,059	5,693
General and administrative	9,839	9,546
General and administrative – contracted services	1,400	-
Restructuring charge	9,889	693
Total costs and expenses	35,702	27,021

Operating income (loss)	22,458	(13,950)

Other income (expense):
Investment income, net	971	967
Interest expense	(2,676)	(3,262)
Other, net	1	4,829
Total other income (expense)	(1,704)	2,534

Income (loss) from continuing operations before income tax provision	20,754	(11,416)

Income tax provision	-	-

Income (loss) from continuing operations	20,754	(11,416)

Income and gain from discontinued operations, net of income tax	179, 053	17,596
Net income	$199,807	$6,180

Earnings (loss) per common share - continuing operations
Basic	$0.40	$(0.25)
Diluted	$0.29	$(0.25)
Earnings per common share – discontinued operations
Basic	$3.42	$0.39
Diluted	$2.41	$0.39
Earnings per common share – net income
Basic	$3.82	$0.14
Diluted	$2.70	$0.14

Weighted average shares - basic	52,284	44,885
Weighted average shares - diluted	74,242	44,885

Enzon Pharmaceuticals, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
March 31, 2010 and December 31, 2009
(In thousands)
(Unaudited)

	March 31,	December 31,
	2010	2009

Assets
Current assets:
Cash and short-term investments	$416,986	$104,110
Accounts receivable, net	4,630	671
Other current assets	4,090	6,257
Current assets of discontinued operations	-	34,174
Total current assets	425,706	145,212

Property and equipment, net	25,406	26,534
Other assets:
Marketable securities	80,522	95,636
Other assets	1,508	2,863
Noncurrent assets of discontinued operations	-	62,504
Total assets	$533,142	$332,749

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$26,328	$11,728
Current liabilities of discontinued operations	-	13,269
Total current liabilities	26,328	24,997

Notes payable	134,499	250,050
Other liabilities	4,150	4,419
Total liabilities	164,977	279,466

Stockholders’ equity	368,165	53,283
Total liabilities and stockholders’ equity	$533,142	$332,749

Common shares outstanding	58,742	45,318